EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
Paul D. Borja
Chief Financial Officer
(248) 312-2000

Flagstar Reports First Quarter 2014 Results

Bolsters loan loss reserves by increasing allowance for loan losses estimation period

Asset quality remains stable

Achieves previously announced cost reductions

Small uptick in gain on sale margin

TROY, Mich. (April 22, 2014) - Flagstar Bancorp, Inc. (NYSE:FBC) ("the Company"), the holding company for Flagstar Bank, FSB (the "Bank"), today reported a first quarter 2014 net loss applicable to common stockholders of $78.9 million, or $1.51 loss per share, as compared to net income of $160.5 million in the fourth quarter 2013, or $2.77 earnings per (diluted) share, and net income of $22.2 million in the first quarter 2013, or $0.33 earnings per (diluted) share. Book value per common share decreased to $19.29 at March 31, 2014, as compared to $20.66 at December 31, 2013 and $16.46 at March 31, 2013.

"Our first quarter results were largely in-line with expectations except for our provision for loan losses and a one-time adjustment to our repurchased loans." said Sandro DiNello, the Company’s President and Chief Executive Officer. "During the quarter, we made the determination to significantly bolster our loan loss reserve estimates which results in an increase to the loss coverage period from approximately 12 months to 18 months. As a result of this action, which was not driven by charge-offs, the allowance for loan losses increased to $307.0 million at March 31, 2014, from $207.0 million at December 31, 2013 and the ratio of allowance for loan losses to non-performing loans increased to 286.9 percent from 145.9 percent at December 31, 2013. Additionally, we recorded a $21.1 million reduction to the originally recorded fair value of loans that we repurchased from the GSEs and which were performing at that time."

Mr. DiNello continued, "In a very challenging mortgage environment, we were able to maintain our market share and at the same time increase our gain on sale income from $44.8 million in the fourth quarter 2013 to $45.3 million in the first quarter 2014, despite the industry-wide decline in mortgage production levels. Additionally, the Bank’s net interest margin increased 125 basis points to 3.05 percent in the first quarter from a fourth quarter 2013 rate of 1.80 percent due primarily to the fourth quarter prepayment of our higher cost Federal Home Loan Bank advances. Furthermore, our continued focus on enhancing efficiency across the organization led to a reduction in noninterest expense as we completed the previously announced workforce reduction."

Mr. DiNello continued, "We see significant opportunities to develop and nurture profitable consumer and business relationships as Michigan's leading community bank. We will continue to strengthen our mortgage platform and hope to achieve profitability in any mortgage environment and remain optimistic about the Company's future prospects."

First Quarter 2014 Highlights (as compared to Fourth Quarter 2013):

•	Net loss applicable to common stockholders was $78.9 million, as compared to net income of $160.5 million in the prior quarter:

◦	The fourth quarter 2013 results were impacted by several significant one-time items:

▪	Tax benefit of $410.4 million, primarily due to the full reversal of the federal deferred tax asset ("DTA") valuation allowance and a partial reversal of the state DTA valuation allowance.

▪	Loss on extinguishment of debt of $177.6 million (included in non-interest expense) from the prepayment of $2.9 billion in long-term fixed-rate Federal Home Loan Bank ("FHLB") advances.

▪
Incremental non-interest expense of $61.0 million related to the estimated fair value liability associated with a lending-related legal settlement reached in February 2012 with the Department of Justice ("DOJ Settlement").

▪	Benefit (included in non-interest income) of approximately $24.9 million associated with the previously announced settlement agreements with Fannie Mae and Freddie Mac.

•	Net gain on loan sales increased to $45.3 million, as compared to $44.8 million in the prior quarter:

◦	Gain on sale margin (based on fallout-adjusted rate locks) increased to 0.93 percent, as compared to 0.85 percent in the prior quarter.

◦	Fallout adjusted mortgage rate lock commitments decreased to $4.9 billion from $5.3 billion in the prior quarter.

◦	Total mortgage originations decreased to $4.9 billion, as compared to $6.4 billion in the prior quarter.

•Continued improvement in asset quality:

◦	Sold $35.1 million in unpaid principal balance of residential first mortgage non-performing loans and troubled debt restructurings ("TDRs"), with a carrying value of $25.6 million.

◦	Net charge-offs decreased to $12.3 million, as compared to $14.1 million in the prior quarter.

◦	Non-performing assets decreased to $141.8 million, as compared to $182.3 million in the prior quarter.

◦	Ratio of allowance for loan losses to non-performing loans held-for-investment at 286.9 percent.

•	Capital remains strong:

◦	Tier 1 leverage ratio was 12.44 percent, as compared to 13.97 percent in the prior quarter.

◦	Basel III, pro forma, would be an estimated Tier 1 leverage ratio of 10.94 percent and estimated Common Equity Tier 1 ratio of 19.56 percent (see non-GAAP reconciliation).

Net Interest Income

First quarter 2014 net interest income increased to $58.2 million, as compared to $41.2 million for the fourth quarter 2013 and $55.7 million for the first quarter 2013. The increase from the prior quarter is primarily due to the reduction in the first quarter 2014 interest expense following the fourth quarter 2013 prepayment of higher-costing Federal Home Loan Bank advances. Net interest margin for the Bank increased to 3.05 percent for first quarter 2014, as compared to 1.80 percent for the fourth quarter 2013 and 1.89 percent for the first quarter 2013.

Interest income decreased by $5.5 million from the fourth quarter 2013, primarily driven by lower balances of interest-earning assets. Average residential first mortgage loans held-for-sale and warehouse loans decreased, both attributable to an industry-wide decrease in mortgage loan originations during the first quarter 2014. These decreases were slightly offset by an increase in average investment securities available-for-sale as the Company continues to invest excess cash into higher-yielding liquid securities.

Interest expense decreased by $22.5 million from the fourth quarter 2013, due to a $1.9 billion decrease in average Federal Home Loan Bank advances as a result of the prior quarter prepayment and a 292 basis point decrease in the average cost of such advances. The average cost of funds for the first quarter 2014 was 0.52 percent, as compared 1.44 percent for the fourth quarter 2013 and 1.54 percent for the first quarter 2013. The average cost of total deposits decreased to 0.46 percent for the first quarter 2014, as compared to 0.50 percent for the fourth quarter 2013 and 0.78 percent for the first quarter 2013.

Noninterest Income

First quarter 2014 noninterest income decreased to $75.0 million, as compared to $113.1 million for the fourth quarter 2013 and $184.9 million for the first quarter 2013. The decrease from the prior quarter was driven by decreases in other noninterest income, representation and warranty provision - change in estimate (discussed in Credit-Related Costs and Asset Quality), loan administration and net loan fees and charges, offset by lower net transactions costs on sales of mortgage servicing rights.

First quarter 2014 net gain on loan sales increased to $45.3 million, as compared to $44.8 million for the fourth quarter 2013 and $137.5 million for the first quarter 2013. The increase from the prior quarter reflects an increase in gain on loan sale margin, offset by a lower level of gross mortgage rate lock commitments. The gain on loan sale margin increased as the Company's hedge execution improved as compared to the fourth quarter 2013, while the volume of mortgage rate lock commitments decreased as a result of an overall industry decline in volume due to seasonality.

Gain on loan sale income is driven by rate lock commitments net of estimated cancellations, or "fallout-adjusted locks," as the Company uses fair value accounting to account for the majority of its mortgage business. Fallout-adjusted locks were $4.9 billion for the first quarter 2013, an 8.4 percent decrease from the fourth quarter 2013. Gain on loan sale margin (based on the amount of fallout-adjusted locks) increased to 0.93 percent for the first quarter 2014, as compared to 0.85 percent for the fourth quarter 2013 and 1.40 percent for the first quarter 2013.

Net transaction costs on sales of mortgage servicing rights ("MSRs") increased to income of $3.6 million for the first quarter 2014, as compared to an expense of $9.0 million for the fourth quarter 2013. The change from the prior quarter reflects a release of holdback reserves during the first quarter 2014, as compared to expenses incurred during fourth quarter 2013 due to bulk sales of $53.4 billion (including a $40.7 billion previously announced bulk sale) in aggregate unpaid principal balance of underlying mortgage loans during the fourth quarter 2013.

Loan fees and charges decreased to $12.3 million for the first quarter 2014, as compared to $19.3 million for the fourth quarter 2013 and $33.4 million for the first quarter 2013. Loan fees and charges are driven by loan originations, which decreased to $5.0 billion for the first quarter 2014, as compared to $6.5 billion for fourth quarter 2013 and $12.5 billion for the first quarter 2013. The 22.5 percent decrease from the prior quarter was primarily driven by decreases in both purchase and refinance mortgage originations, partially offset by increases in both other consumer and commercial loan originations.

Net servicing revenue, which is the combination of loan administration income (including the off-balance sheet hedges of MSRs) and the gain (loss) on trading securities (i.e., the on-balance sheet hedges of mortgage servicing rights), was $19.6 million for the first quarter 2014, as compared to $28.9 million for the fourth quarter 2013 and $20.4 million for the first quarter 2013. The decrease was primarily the result of a reduction in the MSRs earning asset following the fourth quarter 2013 bulk sales of MSRs, as part of the Company's strategy to seek opportunistic ways to reduce its concentration of MSRs asset. Additionally, net servicing revenue was affected by lower loan originations during the first quarter 2014. The ratio of MSR-to-Tier 1 capital was 28.1 percent, as compared to 22.6 percent in the fourth quarter and 55.1 percent at March 31, 2013.

Other noninterest income reflected a loss of $14.5 million for the first quarter 2014, as compared to income of $8.4 million for the fourth quarter 2013 and income of $9.2 million for the first quarter 2013. The decrease included a $21.1 million adjustment to the originally recorded fair value of performing repurchased loans, primarily caused by liquidity risk which will not repeat.
Noninterest Expense

Noninterest expense was $139.3 million for the first quarter 2014, as compared to $388.7 million for the fourth quarter 2013 and $196.6 million for the first quarter 2013. Excluding the prior quarter loss on extinguishment of debt and the adjustment to the fair value related to the DOJ litigation liability, noninterest expense decreased $10.8 million from $150.1 million for the fourth quarter 2013, driven primarily by decreases in other noninterest expenses, compensation and benefits, federal insurance premiums and commissions, partially offset by an increase in asset resolution expense (discussed in Credit-Related Costs and Asset Quality).

Compensation and benefits decreased to $65.6 million for the first quarter 2014, as compared to $69.6 million for the fourth quarter 2013 and $77.2 million for the first quarter 2013. The decrease from the prior quarter was primarily due to decreased employee benefit and incentive compensation costs. Offsetting these decreases were higher expenses due to the timing of payroll taxes.

First quarter 2014 legal and professional expenses decreased to $13.9 million, as compared to $79.2 million for the fourth quarter 2013 and $28.8 million for the first quarter 2013. The decrease from the prior quarter was primarily driven by a $61.0 million expense in the prior quarter related to the fair value of the DOJ litigation liability and lower consulting costs.

Other noninterest expenses decreased to $7.9 million, as compared to $12.9 million for the fourth quarter 2013 and $8.9 million for the first quarter 2013. The decrease from the prior quarter was primarily due to a reduction in other taxes and lower warrant expense reflecting the quarterly valuation of the outstanding warrant liability.

Credit-Related Costs and Asset Quality

At March 31, 2014, the Company's allowance for loan losses increased to $307.0 million, from $207.0 million at December 31, 2013 and $290.0 million at March 31, 2013. At March 31, 2014, the ratio of the allowance for loan losses to non-performing loans held-for-investment increased to 286.9 percent, as compared to 145.9 percent at December 31, 2013 and 78.5 percent at March 31, 2013.

Net charge-offs for the first quarter 2014 decreased to $12.3 million, as compared to $14.1 million for the fourth quarter 2013 and $35.4 million for the first quarter 2013. Provision for loan losses increased to $112.3 million for the first quarter 2014, as compared to $14.1 million for the prior quarter and $20.4 million for the first quarter 2013.

As the Bank continued to evaluate emerging credit data, including the performance of the payment resets, and their effect on probable losses inherent in the remaining residential portfolio, the Company increased its estimate of the loss estimation period from 12 months to 18 months and increased the reserve related to the reset risk at March 31, 2014, resulting in an increase in coverage for losses by approximately 50 percent as compared to December 31, 2013.

Total non-performing loans held-for-investment were $110.7 million at March 31, 2014, a decrease as compared to $145.7 million at December 31, 2013 and $369.3 million at March 31, 2013. The decrease from the prior quarter was driven primarily by the first quarter 2014 non-performing and TDR loan sale with a carrying value of $25.6 million. The ratio of non-performing loans held-for-investment to loans held-for-investment decreased to 2.76 percent at March 31, 2014, from 3.59 percent at December 31, 2013 and 7.79 percent at March 31, 2013. The allowance for loan loss on individually evaluated reserves was $86.2 million at March 31, 2014, compared to $86.7 million at December 31, 2013.

Real estate-owned and other non-performing assets decreased to $31.1 million at March 31, 2014, as compared to $36.6 million at December 31, 2013 and $114.4 million at March 31, 2013.

The Company maintains a representation and warranty reserve on the balance sheet, which reflects an estimate of losses that may occur both on loans that have been sold or securitized into the secondary market and those currently in the repurchase pipeline, primarily with the Fannie Mae and Freddie Mac (collectively, government sponsored entities or the "GSEs"). At March 31, 2014, the representation and warranty reserve was $48.0 million, as compared to $54.0 million at December 31, 2013 and $185.0 million at March 31, 2013. The decrease from the prior quarter was consistent with lower in net charge-offs on loan repurchases from the prior quarter. As a result, provisions related to the representation and warranty reserve - change in estimate was a benefit of $1.7 million for the first quarter 2014, as compared to $15.4 million for the fourth quarter 2013.

Asset resolution expense, which includes expenses associated with foreclosed properties (including the foreclosure claims in process with respect to government insured loans for which the Bank files claims with HUD) was $11.5 million for the first quarter 2014, as compared to $3.4 million for the fourth quarter 2013 and $16.4 million for the first quarter 2013. The increase from the prior quarter was primarily driven by lower gains on real estate-owned sales during the first quarter 2014.

Balance Sheet and Funding

Total assets increased to $9.6 billion at March 31, 2014, as compared to $9.4 billion at December 31, 2013. The increase from the prior quarter was primarily due to increases in loans held-for-sale and investment securities available-for-sale, partially offset by a decrease in interest-bearing deposits as the Company continues to invest excess cash into higher-yielding liquid securities.

Total deposits increased to $6.3 billion at March 31, 2014, as compared to $6.1 billion at December 31, 2013. The increase from the prior quarter was due to increases in retail and government demand and savings deposits, as the Company continues to focus on growing core deposits.

At March 31, 2014, the Company had $0.2 billion of cash on hand and interest-earning deposits, as compared to $0.3 billion at December 31, 2013. The Bank maintains a line of credit with the Federal Home Loan Bank under which borrowings are collateralized by residential first mortgage loans and other assets of the Bank. At March 31, 2014, the Bank had outstanding borrowings from the Federal Home Loan Bank of $1.1 billion and an additional $1.8 billion of collateralized borrowing capacity available at the Federal Home Loan Bank. The Company also had $1.2 billion of investment securities available-for-sale, which could serve as a further source of liquidity.

Capital

The Bank's regulatory capital ratios remain above current regulatory quantitative guidelines for "well-capitalized" institutions. At March 31, 2014, the Bank had a Tier 1 leverage ratio of 12.44 percent as compared to 13.97 percent at December 31, 2013. At March 31, 2014, the Company had an equity-to-assets ratio of 14.06 percent.

Beginning January 2015, the Company and the Bank each becomes subject, on a phase-in basis, to the Basel III regulatory capital requirements that replace the current capital requirements. Assuming that the Basel III requirements were fully applicable at March 31, 2014, the Bank’s pro forma Basel III Tier 1 leverage ratio is estimated to be 10.94 percent at March 31, 2014 (see Non-GAAP reconciliation).

Earnings Conference Call

As previously announced, the Company's quarterly earnings conference call will be held on Wednesday, April 23, 2014 from 11 a.m. until noon (Eastern).

It is preferred that questions are emailed in advance to investors@flagstar.com, or they may be asked during the conference call.

To join the call, please dial (877) 638-9067 toll free or (647) 438-1131, and use passcode: 2389835. Please call at least 10 minutes before the call is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (647) 436-0148, using passcode: 2389835.

The conference call will also be available as a live audio cast on the Investor Relations section of flagstar.com. It will be archived on that site and will be available for replay and download. A slide presentation accompanying the conference call will also be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. ("Flagstar") is the holding company for Flagstar Bank, FSB, a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $9.6 billion in total assets at March 31, 2014, Flagstar is the largest bank headquartered in Michigan. Flagstar operates 106 banking centers, all of which are located in Michigan and 33 home lending centers in 18 states, which primarily originate one-to-four family residential first mortgage loans. Originating loans nationwide, Flagstar is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's current expectations, plans or forecasts of its core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, the suspension of dividend payments on preferred stock, the deferral of interest payment on trust preferred securities, the result of improvements to the Company's servicing processes, the Company's strategy for its servicing business and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Form 10-K and Forms 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; uncertainty regarding pending and threatened litigation; our ability to control credit related costs and forecast the adequacy of reserves; the imposition of regulatory enforcement actions against us; our compliance with the Supervisory Agreement with the Board of Governors of the Federal Reserve System and the Consent Order with the Office of the Comptroller of the Currency. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in thousands)

	March 31, 2014	December 31, 2013	March 31, 2013
Assets	(Unaudited)		(Unaudited)
Cash and cash equivalents
Cash and cash items	$56,968	$55,913	$50,840
Interest-earning deposits	162,229	224,592	2,179,846
Total cash and cash equivalents	219,197	280,505	2,230,686
Investment securities available-for-sale	1,207,430	1,045,548	169,827
Loans held-for-sale	1,673,763	1,480,418	2,677,239
Loans repurchased with government guarantees	1,266,702	1,273,690	1,604,906
Loans held-for-investment, net
Loans held-for-investment	4,019,871	4,055,756	4,743,266
Less: allowance for loan losses	(307,000)	(207,000)	(290,000)
Total loans held-for-investment, net	3,712,871	3,848,756	4,453,266
Mortgage servicing rights	320,231	284,678	727,207
Repossessed assets, net	31,076	36,636	114,356
Federal Home Loan Bank stock	209,737	209,737	301,737
Premises and equipment, net	233,195	231,350	223,276
Net deferred tax asset	451,392	414,681	—
Other assets	285,759	301,302	591,650
Total assets	$9,611,353	$9,407,301	$13,094,150
Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$983,348	$930,060	$1,112,313
Interest bearing	5,326,953	5,210,266	6,734,978
Total deposits	6,310,301	6,140,326	7,847,291
Federal Home Loan Bank advances	1,125,000	988,000	2,900,000
Long-term debt	349,145	353,248	247,435
Representation and warranty reserve	48,000	54,000	185,000
Other liabilities	427,627	445,853	730,396
Total liabilities	8,260,073	7,981,427	11,910,122
Stockholders' Equity
Preferred stock	266,657	266,174	261,828
Common stock	562	561	561
Additional paid in capital	1,479,459	1,479,265	1,476,624
Accumulated other comprehensive loss	(1,197)	(4,831)	(656)
Accumulated deficit	(394,201)	(315,295)	(554,329)
Total stockholders' equity	1,351,280	1,425,874	1,184,028
Total liabilities and stockholders' equity	$9,611,353	$9,407,301	$13,094,150

Flagstar Bancorp, Inc. Consolidated Statements of Operations (Dollars in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Interest Income
Loans	$58,668	$64,165	$91,950
Investment securities available-for-sale or trading	7,538	6,515	2,094
Interest-earning deposits and other	145	1,153	946
Total interest income	66,351	71,833	94,990
Interest Expense
Deposits	5,988	6,713	13,508
Federal Home Loan Bank advances	534	22,257	24,161
Other	1,628	1,660	1,652
Total interest expense	8,150	30,630	39,321
Net interest income	58,201	41,203	55,669
Provision for loan losses	112,321	14,112	20,415
Net interest (loss) income after provision for loan losses	(54,120)	27,091	35,254
Noninterest Income
Loan fees and charges	12,311	19,349	33,360
Deposit fees and charges	4,764	5,193	5,146
Loan administration	19,584	28,924	20,356
Net gain on loan sales	45,342	44,790	137,540
Net transactions costs on sales of mortgage servicing rights	3,583	(8,981)	(4,219)
Net gain on sale of assets	2,216	51	958
Representation and warranty reserve - change in estimate	1,672	15,424	(17,395)
Other noninterest (loss) income	(14,519)	8,396	9,197
Total noninterest income	74,953	113,146	184,943
Noninterest Expense
Compensation and benefits	65,572	69,572	77,208
Commissions	7,220	9,444	17,462
Occupancy and equipment	20,410	19,824	19,375
Asset resolution	11,508	3,372	16,445
Federal insurance premiums	5,010	7,932	11,240
Loss on extinguishment of debt	—	177,556	—
Loan processing expense	7,735	8,833	17,111
Legal and professional expense	13,902	79,232	28,839
Other noninterest expense	7,895	12,928	8,910
Total noninterest expense	139,252	388,693	196,590
(Loss) income before income taxes	(118,419)	(248,456)	23,607
Benefit for income taxes	(39,996)	(410,362)	—
Net (loss) income	(78,423)	161,906	23,607
Preferred stock dividend/accretion	(483)	(1,449)	(1,438)
Net (loss) income applicable to common stockholders	$(78,906)	$160,457	$22,169
(Loss) income per share
Basic	$(1.51)	$2.79	$0.33
Diluted	$(1.51)	$2.77	$0.33

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Mortgage loans originated (1)	$4,866,631	$6,439,242	$12,423,364
Other loans originated	$172,305	$64,973	$74,739
Mortgage loans sold and securitized	$4,474,287	$6,783,212	$12,822,879
Interest rate spread - bank only (2)	2.96%	1.58%	1.64%
Net interest margin - bank only (3)	3.05%	1.80%	1.89%
Interest rate spread - consolidated (2)	2.87%	1.54%	1.61%
Net interest margin - consolidated (3)	2.97%	1.73%	1.83%
Average common shares outstanding	56,194,184	56,126,895	55,973,888
Average fully diluted shares outstanding	56,194,184	56,694,096	56,415,057
Average interest-earning assets	$7,829,814	$9,607,376	$12,075,212
Average interest paying liabilities	$6,363,459	$8,341,976	$10,338,644
Average stockholders' equity	$1,444,741	$1,273,763	$1,173,982
Return on average assets	(3.39)%	5.70%	0.65%
Return on average equity	(21.85)%	50.39%	7.55%
Efficiency ratio	104.6%	251.8%	81.7%
Efficiency ratio (adjusted) (4)	91.3%	108.1%	76.2%
Equity-to-assets ratio (average for the period)	15.52%	11.32%	8.57%
Charge-offs to average LHFI (5)	1.36%	1.53%	2.93%
Charge-offs, to average LHFI adjusted (5)(6)	1.11%	1.53%	2.93%

	March 31, 2014	December 31, 2013	March 31, 2013
Book value per common share	$19.29	$20.66	$16.46
Number of common shares outstanding	56,221,056	56,138,074	56,033,204
Mortgage loans subserviced for others	$39,554,373	$40,431,865	$—
Mortgage loans serviced for others	$28,998,897	$25,743,396	$73,933,296
Weighted average service fee (basis points)	28.5	28.7	29.3
Capitalized value of mortgage servicing rights	1.10%	1.11%	0.98%
Mortgage servicing rights to Tier 1 capital (4)	28.1%	22.6%	55.1%
Ratio of allowance for loan losses to non-performing LHFI (5)	286.9%	145.9%	78.5%
Ratio of allowance for loan losses to LHFI (5)	8.11%	5.42%	6.11%
Ratio of non-performing assets to total assets (bank only)	1.49%	1.95%	3.70%
Equity-to-assets ratio	14.06%	15.16%	9.04%
Number of bank branches	106	111	111
Number of loan origination centers	33	39	41
Number of FTE employees (excluding loan officers and account executives)	2,483	2,894	3,456
Number of loan officers and account executives	315	359	322

(1)	Includes residential first mortgage and second mortgage loans.

(2)
Interest rate spread is the difference between the annualized average yield earned on average interest-earning assets for the period and the annualized average rate of interest paid on average interest-bearing liabilities for the period.

(3)	Net interest margin is the annualized effect of the net interest income divided by that period's average interest-earning assets.

(4)	See Non-GAAP reconciliation.

(5)	Excludes loans carried under the fair value option.

(6)	Excludes charge-offs of $2.3 million related to the sale of non-performing and TDR loans during the three months ended March 31, 2014.

Regulatory Capital
(Dollars in thousands)
(Unaudited)

	March 31, 2014		December 31, 2013		March 31, 2013
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted tangible assets) (1)	$1,139,810	12.44%	$1,257,608	13.97%	$1,318,770	10.14%
Total adjusted tangible asset base	$9,160,924		$9,004,904		$13,007,694
Tier 1 capital (to risk weighted assets) (1)	$1,139,810	23.62%	$1,257,608	26.82%	$1,318,770	21.24%
Total capital (to risk weighted assets) (1)	1,203,098	24.93%	1,317,964	28.11%	1,398,914	22.53%
Risk weighted asset base	$4,826,024		$4,688,545		$6,208,327

(1)	Based on adjusted total assets for purposes of core capital and risk-weighted assets for purposes of total risk-based capital. These ratios are applicable to the Bank only.

Loan Originations (Dollars in thousands) (Unaudited)
	Three Months Ended
	March 31, 2014		December 31, 2013		March 31, 2013
Consumer loans
Mortgage (1)	$4,866,631	96.6%	$6,439,242	99.0%	$12,423,364	99.4%
Other consumer (2)	17,600	0.3%	16,295	0.3%	8,553	0.1%
Total consumer loans	4,884,231	96.9%	6,455,537	99.3%	12,431,917	99.5%
Commercial loans (3)	154,705	3.1%	48,678	0.7%	66,186	0.5%
Total loan originations	$5,038,936	100.0%	$6,504,215	100.0%	$12,498,103	100.0%

(1)	Includes residential first mortgage and second mortgage loans.

(2)	Other consumer loans include: Warehouse lending, HELOC and other consumer loans.

(3)	Commercial loans include: commercial real estate, commercial and industrial and commercial lease financing loans.

Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	March 31, 2014		December 31, 2013		March 31, 2013
Consumer loans
Residential first mortgage	$2,348,691	58.4%	$2,508,968	61.9%	$2,991,394	63.1%
Second mortgage	164,627	4.1%	169,525	4.2%	112,385	2.4%
Warehouse lending	408,874	10.2%	423,517	10.4%	750,765	15.8%
HELOC	273,454	6.8%	289,880	7.1%	167,815	3.5%
Other	34,875	0.9%	37,468	0.9%	44,488	0.9%
Total consumer loans	3,230,521	80.4%	3,429,358	84.5%	4,066,847	85.7%
Commercial loans
Commercial real estate	512,994	12.7%	408,870	10.1%	562,916	11.9%
Commercial and industrial	266,176	6.6%	207,187	5.1%	107,688	2.3%
Commercial lease financing	10,180	0.3%	10,341	0.3%	5,815	0.1%
Total commercial loans	789,350	19.6%	626,398	15.5%	676,419	14.3%
Total loans held-for-investment	$4,019,871	100.0%	$4,055,756	100.0%	$4,743,266	100.0%

Residential Loans Serviced
(Dollars in thousands)
(Unaudited)

	March 31, 2014		December 31, 2013		March 31, 2013
	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts	Unpaid Principal Balance	Number of accounts
Serviced for own loan portfolio (1)	$4,481,592	28,072	$4,375,009	28,069	$4,714,278	33,768
Serviced for others	28,998,897	146,339	25,743,396	131,413	73,933,296	360,018
Subserviced for others (2)	39,554,373	195,448	40,431,867	198,256	—	—
Total residential loans serviced (2)	$73,034,862	369,859	$70,550,272	357,738	$78,647,574	393,786

(1)	Includes both loans held-for-investment (residential first mortgage, second mortgage and HELOC) and loans-held-for-sale (residential first mortgage).

(2)	Does not include temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights.

Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Beginning balance	$207,000	$207,000	$305,000
Provision for loan losses	112,321	14,110	20,415
Charge-offs
Consumer loans
Residential first mortgage	(10,863)	(9,868)	(25,692)
Second mortgage	(1,068)	(730)	(1,955)
HELOC	(2,689)	(1,728)	(2,061)
Other	(461)	(995)	(699)
Total consumer loans	(15,081)	(13,321)	(30,407)
Commercial loans
Commercial real estate	—	(5,051)	(13,162)
Commercial and industrial	—	(48)	—
Commercial lease financing	—	(1,299)	—
Total commercial loans	—	(6,398)	(13,162)
Total charge-offs	(15,081)	(19,719)	(43,569)
Recoveries
Consumer loans
Residential first mortgage	1,116	1,033	5,353
Second mortgage	84	353	390
HELOC	49	315	105
Other	320	1,235	454
Total consumer loans	1,569	2,936	6,302
Commercial loans
Commercial real estate	1,115	2,300	1,843
Commercial and industrial	29	85	9
Commercial lease financing	47	288	—
Total commercial loans	1,191	2,673	1,852
Total recoveries	2,760	5,609	8,154
Charge-offs, net of recoveries	(12,321)	(14,110)	(35,415)
Ending balance	$307,000	$207,000	$290,000
Net charge-off ratio (annualized) (1)	1.36%	1.53%	2.93%
Net charge-off ratio, adjusted (annualized) (1)(2)	1.11%	1.53%	2.93%

(1)	Excludes loans carried under the fair value option.

(2)	Excludes charge-offs of $2.3 million related to the sale of non-performing and TDR loans during the three months ended March 31, 2014.

Representation and Warranty Reserve
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Balance, beginning of period	$54,000	$174,000	$193,000
Provision
Charged to gain on sale for current loan sales	1,229	3,018	5,817
Charged to representation and warranty reserve - change in estimate	(1,672)	(15,425)	17,396
Total	(443)	(12,407)	23,213
Charge-offs, net	(5,557)	(107,593)	(31,213)
Balance, end of period	$48,000	$54,000	$185,000

Composition of Allowance for Loan Losses
(Dollars in thousands)
(Unaudited)

March 31, 2014	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$175,082	$81,209	$256,291
Second mortgage	8,830	4,625	13,455
Warehouse lending	1,465	—	1,465
HELOC	11,331	262	11,593
Other	1,438	—	1,438
Total consumer loans	198,146	86,096	284,242
Commercial loans
Commercial real estate	18,029	102	18,131
Commercial and industrial	4,477	—	4,477
Commercial lease financing	150	—	150
Total commercial loans	22,656	102	22,758
Total allowance for loan losses	$220,802	$86,198	$307,000

December 31, 2013	Collectively Evaluated Reserves	Individually Evaluated Reserves	Total
Consumer loans
Residential first mortgage	$79,377	$81,765	$161,142
Second mortgage	7,575	4,566	12,141
Warehouse lending	1,392	—	1,392
HELOC	7,488	405	7,893
Other	2,412	—	2,412
Total consumer loans	98,244	86,736	184,980
Commercial loans
Commercial real estate	18,540	—	18,540
Commercial and industrial	3,332	—	3,332
Commercial lease financing	148	—	148
Total commercial loans	22,020	—	22,020
Total allowance for loan losses	$120,264	$86,736	$207,000

Non-Performing Loans and Assets
(Dollars in thousands)
(Unaudited)

	March 31, 2014	December 31, 2013	March 31, 2013
Non-performing loans	$84,387	$98,976	$223,388
Non-performing TDRs	11,645	25,808	56,498
Non-performing TDRs at inception but performing for less than six months	14,717	20,901	89,417
Total non-performing loans held-for-investment	110,749	145,685	369,303
Real estate and other non-performing assets, net	31,076	36,636	114,356
Non-performing assets held-for-investment, net (1)	$141,825	$182,321	$483,659
Ratio of non-performing assets to total assets (Bank only)	1.49%	1.95%	3.70%
Ratio of non-performing loans held-for-investment to loans held-for-investment	2.76%	3.59%	7.79%
Ratio of non-performing assets to loans held-for-investment and repossessed assets	3.50%	4.46%	9.96%

(1)	Does not include non-performing loans held-for-sale of $6.9 million, $0.8 million and $0.4 million at March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

Asset Quality - Loans Held-for-Investment
(Dollars in thousands)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Total Investment Loans
March 31, 2014
Consumer loans	$49,301	$15,497	$108,983	$173,781	$3,230,521
Commercial loans	2,130	—	1,766	3,896	789,350
Total loans	$51,431	$15,497	$110,749	$177,677	$4,019,871
December 31, 2013
Consumer loans	$41,013	$20,732	$144,185	$205,930	$3,429,358
Commercial loans	—	—	1,500	1,500	626,398
Total loans	$41,013	$20,732	$145,685	$207,430	$4,055,756
March 31, 2013
Consumer loans	$58,368	$20,481	$303,168	$382,017	$4,066,847
Commercial loans	1,465	6,400	66,135	74,000	676,419
Total loans	$59,833	$26,881	$369,303	$456,017	$4,743,266

Troubled Debt Restructurings
(Dollars in thousands)
(Unaudited)

	TDRs
	Performing	Non-performing	Non-performing TDRs at inception but performing for less than six months	Total
March 31, 2014
Consumer loans	$374,277	$11,645	$14,717	$400,639
Commercial loans	446	—	—	446
Total TDRs	$374,723	$11,645	$14,717	$401,085
December 31, 2013
Consumer loans	$382,529	$25,808	$20,901	$429,238
Commercial loans	456	—	—	456
Total TDRs	$382,985	$25,808	$20,901	$429,694
March 31, 2013
Consumer loans	$598,041	$56,498	$87,971	$742,510
Commercial loans	—	—	1,446	1,446
Total TDRs	$598,041	$56,498	$89,417	$743,956

Gain on Loan Sales and Securitizations
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2014		December 31, 2013		March 31, 2013
Description
Valuation gain (loss)
Value of interest rate locks	$11,024	0.25%	$(53,542)	(0.79)%	$(35,327)	(0.28)%
Value of forward sales	(16,626)	(0.38)%	89,330	1.31%	(4,339)	(0.03)%
Fair value of loans held-for-sale	63,002	1.41%	68,938	1.02%	87,644	0.68%
LOCOM adjustments on loans held-for-investment	—	—%	—	—%	(1,797)	(0.01)%
Total valuation gains (losses)	57,400	1.28%	104,726	1.54%	46,181	0.36%

Sales (losses) gains
Marketing (losses) gains, net of adjustments	21,637	0.48%	(3,313)	(0.05)%	25,859	0.21%
Pair-off (losses) gains	(32,466)	(0.72)%	(53,605)	(0.79)%	71,317	0.55%
Provision for representation and warranty reserve	(1,229)	(0.03)%	(3,018)	(0.04)%	(5,817)	(0.05)%
Total sales (losses) gains	(12,058)	(0.27)%	(59,936)	(0.88)%	91,359	0.71%
Total gain on loan sales and securitizations	$45,342		$44,790		$137,540
Total mortgage rate lock commitments (gross)	$6,039,871		$6,481,782		$12,142,000
Total loan sales and securitizations	$4,474,287	1.01%	$6,783,212	0.66%	$12,822,879	1.07%
Total mortgage rate lock commitments (fallout adjusted) (1)	$4,853,637	0.93%	$5,298,728	0.85%	$9,848,417	1.40%

(1)
Fallout adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates. The net margin is based on net gain on loan sales to fallout adjusted mortgage rate lock commitments.

Average Balances, Yields and Rates
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2014		December 31, 2013		March 31, 2013
	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate	Average Balance	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$1,297,118	4.21%	$1,617,817	4.28%	$3,616,195	2.97%
Loans repurchased with government guarantees	1,269,781	2.50%	1,234,383	2.46%	1,774,235	3.38%
Loans held-for-investment
Consumer loans (1) (2)	3,180,487	3.89%	3,296,584	4.01%	4,136,420	4.15%
Commercial loans (1)	683,623	3.62%	630,953	3.84%	698,269	4.27%
Total loans held-for-investment	3,864,110	3.84%	3,927,537	3.97%	4,834,689	4.16%
Investment securities available-for-sale or trading	1,173,304	2.57%	1,006,801	2.59%	348,525	2.41%
Interest-earning deposits and other	225,501	0.26%	1,820,838	0.25%	1,501,568	0.26%
Total interest-earning assets	7,829,814	3.39%	9,607,376	2.98%	12,075,212	3.15%
Other assets	1,478,014		1,648,399		1,617,359
Total assets	$9,307,828		$11,255,775		$13,692,571
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$419,677	0.14%	$410,147	0.14%	$388,466	0.25%
Savings deposits	2,871,553	0.47%	2,906,271	0.49%	2,316,859	0.75%
Money market deposits	280,221	0.18%	293,192	0.17%	387,699	0.35%
Certificate of deposits	986,968	0.74%	1,168,992	0.79%	2,931,558	0.90%
Total retail deposits	4,558,419	0.48%	4,778,602	0.52%	6,024,582	0.76%
Government deposits
Demand deposits	122,121	0.34%	115,980	0.28%	98,442	0.44%
Savings deposits	209,226	0.41%	172,886	0.27%	308,811	0.47%
Certificate of deposits	337,016	0.28%	256,274	0.18%	471,842	0.60%
Total government deposits	668,363	0.33%	545,140	0.23%	879,095	0.53%
Wholesale deposits	3,372	3.76%	15,423	4.40%	81,976	4.92%
Total deposits	5,230,154	0.46%	5,339,165	0.50%	6,985,653	0.78%
Federal Home Loan Bank advances	885,870	0.24%	2,755,375	3.16%	3,105,556	3.16%
Other	247,435	2.67%	247,435	2.66%	247,435	2.71%
Total interest-bearing liabilities	6,363,459	0.52%	8,341,975	1.44%	10,338,644	1.54%
Other liabilities (3)	1,499,628		1,640,037		2,179,945
Stockholders' equity	1,444,741		1,273,763		1,173,982
Total liabilities and stockholder's equity	$9,307,828		$11,255,775		$13,692,571

(1)
Consumer loans include: residential first mortgage, second mortgage, warehouse lending, HELOC and other consumer loans. Commercial loans include: commercial real estate, commercial and industrial, and commercial lease financing loans.

(2)	Includes loans that are owned by consolidated variable interest entities and carried at fair value.

(3)	Includes company controlled deposits that arise due to the servicing of loans for others, which do not bear interest.

Non-GAAP Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Efficiency ratio (adjusted)
Net interest income (a)	$58,201	$41,203	$55,669
Noninterest income (b)	74,953	113,146	184,943
Less provisions:
Representation and warranty reserve - change in estimate	(1,672)	9,476	17,395
Significant one-time items:
Representation and warranty reserve - change in estimate (one time)	—	(24,900)	—
Other noninterest income	21,056	—	—
Adjusted income (c)	$152,538	$138,925	$258,007
Noninterest expense (d)	$139,252	$388,693	$196,590
Significant one-time items:
Loss on extinguishment of debt	—	(177,556)	—
Legal and professional expense	—	(61,000)	—
Adjusted noninterest expense (e)	$139,252	$150,137	$196,590
Efficiency ratio (d/(a+b))	104.6%	251.8%	81.7%
Efficiency ratio (adjusted) (e/c)	91.3%	108.1%	76.2%

	March 31, 2014	December 31, 2013	March 31, 2013
Non-performing assets / Tier 1 capital + allowance for loan losses
Non-performing assets	$141,825	$182,321	$483,659
Tier 1 capital (1)	1,139,810	1,257,608	1,318,770
Allowance for loan losses	307,000	207,000	290,000
Tier 1 capital + allowance for loan losses	$1,446,810	$1,464,608	$1,608,770
Non-performing assets / Tier 1 capital + allowance for loan losses	9.8%	12.4%	30.1%

Mortgage servicing rights to Tier 1 capital ratio	March 31, 2014	December 31, 2013	March 31, 2013
Mortgage servicing rights	$320,231	$284,678	$727,207
Tier 1 capital (to adjusted total assets) (1)	1,139,810	1,257,608	1,318,770
Mortgage servicing rights to Tier 1 capital ratio	28.1%	22.6%	55.1%

(1)	Represents Tier 1 capital for Bank.

The Bank currently calculates risk-based capital ratios under guidelines adopted by the OCC based on the 1988 Capital Accord ("Basel I") of the Basel Committee on Banking Supervision (the "Basel Committee"). In December 2010, the Basel Committee released its final framework for Basel III, which will strengthen international capital and liquidity regulations. When fully phased-in, Basel III will increase capital requirements through higher minimum capital levels as well as through increases in risk-weights for certain exposures. Additionally, the final Basel III rules place greater emphasis on common equity. In October 2013, the OCC and Federal Reserve released final rules detailing the U.S. implementation of Basel III and the application of the risk-based and leverage capital rules to top-tier savings and loan holding companies. The Company will begin transitioning to the Basel III framework in January 2015 subject to a phase-in period extending through January 2019. The Company is currently evaluating the impact of the final Basel III rules. Accordingly, the calculations provided below are estimates.

March 31, 2014	Common Equity Tier 1 (to Risk Weighted Assets)	Tier 1 Leverage (to Adjusted Tangible Assets) (1)
Flagstar Bank (the Bank)
Regulatory capital – Basel I to Basel III (fully phased-in) (2)
Basel I capital	$1,139,810	$1,139,810
Increased deductions related to deferred tax assets, mortgage servicing assets, and other capital components	(190,401)	(190,401)
Basel III (fully phased-in) capital (2)	$949,409	$949,409
Risk-weighted assets – Basel I to Basel III (fully phased-in) (2)
Basel I assets	$4,826,024	$9,160,924
Net change in assets	28,731	(486,536)
Basel III (fully phased-in) assets (2)	$4,854,755	$8,674,388
Capital ratios
Basel I (3)	23.62%	12.44%
Basel III (fully phased-in) (2)	19.56%	10.94%

(1)	The definition of total assets used in the calculation of the Tier 1 Leverage ratio changed from ending total assets under Basel I to quarterly average total assets under Basel III.

(2)	Basel III information is considered estimated and not final at this time as the Basel III rules continue to be subject to interpretation by U.S. Banking Regulators.

(3)	The Bank is currently subject to the requirements of Basel I.